Exhibit 99.1

PRESS RELEASE

Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

FOR IMMEDIATE RELEASE

February 9, 2006

Landmark Bancorp, Inc. Announces Results for the Quarter and the Year Ended December 31, 2005 and Approves a Cash Dividend

(Manhattan, KS, February 9, 2006) Landmark Bancorp, Inc. (Nasdaq: LARK), a one bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended December 31, 2005 of $0.41 versus $0.48 for the quarter ended December 31, 2004, according to Patrick L. Alexander, President and Chief Executive Officer. Net earnings for the quarter ended December 31, 2005 were $911,000, a decrease of $180,000 compared to the quarter ended December 31, 2004. Diluted earnings per share for the year ended December 31, 2005 were $1.75 versus $1.85 for the year ended December 31, 2004. Net earnings for the year ended December 31, 2005 were $3.9 million, a decrease of $354,000 compared to the year ended December 31, 2004. Additionally, the Board of Directors declared a cash dividend of 17 cents per share to shareholders of record as of February 22, 2006, payable March 6, 2006.

Patrick Alexander, President and CEO, commented, “We are never pleased to see an 8.3 percent decrease in earnings like we experienced in 2005 compared to 2004. However, we are encouraged with the increase in our net interest income after provision for loan losses of $293 thousand in 2005 compared to 2004, particularly in an environment of increasing short-term interest rates. Our net interest margin increased to 3.28% in the fourth quarter of 2005 compared to 3.16% for the year of 2005. This increase in net income after provision for loan losses helped offset a $348,000 decrease in gains on sale of loans and a $312,000 decrease in gain on sale of investments. We expect this increase in net interest income to benefit us in 2006 and continue to grow as our assets continue to reprice faster than our liabilities. We were able to reduce some high cost funding associated with Federal Home Loan Bank borrowings acquired in the First Kansas transaction during the third quarter and we will continue to examine opportunities to further reduce our remaining Federal Home Loan Bank funding costs.”

Alexander further commented, “We are excited about our acquisition of First Manhattan Bancorporation, Inc., which closed on January 1, 2006. This transaction will significantly enhance our market share in the Manhattan/Junction City market at a time when the economy in the area is growing significantly due to the announced expansion of Fort Riley, a military base located between Junction City and Manhattan. This acquisition also provides an entry into the dynamic high growth Lawrence, Kansas market. At the same time we believe we will be able to realize annualized pre-tax cost savings of approximately $1.2 million upon consolidating personnel, operations and facilities which we expect to complete by the end of the first quarter of 2006. We view all of these developments as very positive for the growth in assets and earnings of the Company.”

Net interest income for the fourth quarter of 2005 increased $127,000 to $3.5 million compared to the fourth quarter of 2004, an increase of 3.8%. This increase was primarily related to an improvement in the net interest margin to 3.28% for the quarter ended December 31, 2005 from 3.16% for the quarter ended December 31, 2004. Total non-interest income decreased to $1.1 million for the quarter ended December 31, 2005 from $1.5 million for the quarter ended December 31, 2004, a decrease of $371,000. This decrease was the result of a $250,000 reduction of gains on sale of loans and a $222,000 reduction in gains on sale of investments, which were partially offset by increased fees and service charges and other non-interest income. Total non-interest expense for the quarter ended December 31, 2005 increased $185,000, or 5.9%, compared to the quarter ended December 31, 2004, resulting primarily from increases in compensation and benefits, occupancy and equipment, and amortization of acquired intangibles associated with the late August 2005 acquisition of two branches in Great Bend.

Net interest income for the year ended December 31, 2005 increased $218,000 to $13.2 million compared to the year ended December 31, 2004, an increase of 1.7%. This increase was due primarily to the higher level of interest earning assets obtained in the acquisition of First Kansas on April 1, 2004, in spite of a reduction in the net interest margin to 3.16% for 2005 from 3.19% for 2004. Refinancings and paydowns in the residential mortgage portfolio exceeded commercial loan growth over the past year, resulting in excess liquidity being invested into lower yielding investment securities. Total non-interest income decreased approximately $69,000, or 1.4%, for the year ended December 31, 2005, as compared to 2004. The decrease was due to the $407,000 gain associated with the repayment of FHLB borrowings and increased fees and service charges of $216,000, offset by a decrease of $348,000 in gains on sale of loans and a $312,000 decline in gains on sale of investments. Total non-interest expense for the year ended December 31, 2005 increased approximately $929,000 compared to 2004, resulting primarily from increases associated with the acquisitions of First Kansas and two branches in Great Bend in compensation and benefits, occupancy and equipment, advertising, amortization of intangibles and data processing.

Landmark Bancorp’s total assets increased to $465.1 million at December 31, 2005, compared to $442.1 million at December 31, 2004. Net loans receivable were $275.7 million at December 31, 2005, compared to $278.3 million at December 31, 2004. At December 31, 2005, the allowance for loan losses was $3.2 million, or 1.1% of gross loans outstanding, compared to $2.9 million, or 1.0% of gross loans outstanding at December 31, 2004. As of December 31, 2005, $3.3 million in loans were on non-accrual status, or 1.2% of total loans, compared to a balance of $1.1 million in loans on non-accrual status, or 0.4% of total loans, as of December 31, 2004. This increase was primarily related to a $1.6 million commercial real estate loan past due for payments in excess of 90 days at December 31, 2005. Given the collateral value associated with the loan, management does not anticipate any significant loss exposure. Residential home loans comprised 35.6% of the $3.3 million non-accrual balance at December 31, 2005. In the event of foreclosure, the Company has historically incurred minimal losses on these residential home loans based upon collateral values.

Landmark Bancorp consummated the acquisition of First Kansas Financial Corporation on April 1, 2004 and accordingly, the operating results presented for the year ended December 31, 2005 include the accounts and results of First Kansas Financial Corporation while the corresponding year ended December 31, 2004 include First Kansas Financial Corporation beginning April 1, 2004. The First Manhattan Bancorporation, Inc. acquisition closed on January 1, 2006, and accordingly its results of operations are not included in any of the periods presented. Landmark Bancorp, Inc. is the holding company for Landmark National Bank. Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence, Louisburg, Osage City, Osawatomie, Paola, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions including last year’s acquisition of First Kansas; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At December 31, 2005	At December 31, 2004
ASSETS

Cash and cash equivalents	$21,490,512	$7,845,438
Investment securities available for sale	140,130,512	133,604,335
Loans receivable, net (1)	275,729,066	278,259,966
Premises and equipment, net	8,412,235	5,864,258
Goodwill	7,535,584	7,651,892
Other intangible assets, net	2,418,213	1,339,832
Other assets	9,393,839	7,525,173
TOTAL ASSETS	$465,109,961	$442,090,894

LIABILITIES

Deposits	$331,272,731	$302,867,721
Other borrowings	85,258,318	94,571,321
Other liabilities	4,506,305	2,482,875
Total liabilities	421,037,354	399,921,917
Stockholders’ equity	44,072,607	42,168,977
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$465,109,961	$442,090,894

(1)  Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses. The allowance for loan losses was $3,151,373 and $2,893,603 at December 31, 2005 and December 31, 2004, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Year ended December 31,		Three months ended December 31,
	2005	2004	2005	2004
Interest income:
Loans	$17,294,186	$15,672,834	$4,471,865	$4,133,062
Investment securities	4,720,612	4,237,362	1,315,854	1,091,816
Other	110,162	39,010	17,959	5,816
Total interest income	22,124,960	19,949,206	5,805,678	5,230,694

Interest expense:
Deposits	5,571,755	3,945,344	1,605,439	970,544
Borrowed funds	3,385,864	3,054,952	732,317	919,659
Total interest expense	8,957,619	7,000,296	2,337,756	1,890,203

Net interest income	13,167,341	12,948,910	3,467,922	3,340,491
Provision for loan losses	385,000	460,000	60,000	150,000
Net interest income after provision for loan losses	12,782,341	12,488,910	3,407,922	3,190,491
Non-interest income:
Fees and service charges	3,486,923	3,270,509	869,755	812,803
Gains on sale of loans	638,780	986,864	104,627	354,319
Gains on sale of investments	46,865	358,385	6,325	228,595
Gains on repayments of FHLB borrowings	406,572	—	—	—
Other	476,921	509,663	153,542	110,000
Total non-interest income	5,056,061	5,125,421	1,134,249	1,505,717

Non-interest expense:
Compensation and benefits	6,120,365	5,844,352	1,590,378	1,534,074
Occupancy and equipment	2,010,875	1,855,542	531,921	495,321
Amortization of intangibles	449,460	374,758	149,829	89,976
Professional fees	322,587	301,870	73,728	71,431
Data processing	542,780	415,175	142,057	105,592
Advertising	401,701	300,006	109,174	164,520
Other	2,434,553	2,261,645	701,042	652,179
Total non-interest expense	12,282,321	11,353,348	3,298,129	3,113,093
Earnings before income taxes	5,556,081	6,260,983	1,244,042	1,583,115
Income tax expense	1,658,917	2,010,225	333,174	491,836
Net earnings	$3,897,164	$4,250,758	$910,868	$1,091,279

Net earnings per share (2)
Basic	$1.75	$1.87	$0.41	$0.49
Diluted	1.75	1.85	0.41	0.48

Book value per share (2)	$19.78	$19.03	$19.78	$19.03

Shares outstanding at end of period	2,228,591	2,216,117	2,228,591	2,216,117

Weighted average diluted common and common equivalent shares outstanding	2,232,760	2,291,865	2,235,689	2,251,508

(2) Net earnings per share and book value per share at or for the periods ended December 31, 2004 have been adjusted to give effect to the 5% stock dividend paid during December 2005.

	Year ended December 31,		Three months ended December 31,
OTHER DATA (unaudited):	2005	2004	2005	2004

Return on average assets (3)	0.87%	0.98%	0.80%	0.96%
Return on average equity (3)	9.04%	9.98%	8.30%	10.18%
Equity to total assets	9.48%	9.54%	9.48%	9.54%
Net yield on interest earning assets (3)	3.16%	3.19%	3.28%	3.16%

(3) Information for the three months ended is annualized.